PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
To Prospectus Dated July 31, 1997,                   Registration No. 333-31973
As Supplemented to Date

                                1,657,560 Shares

                                 PHYMATRIX CORP.

                                  Common Stock



     This Prospectus Supplement (the "Supplement") relates to up to 52,676 shares (the "Shares") of Common Stock, par value $.01 per share, of PhyMatrix Corp., a Delaware corporation (the "Company"), which may be offered and sold by Ronald and Diane Surowitz (the "Selling Stockholders") pursuant to the Company's Registration Statement on Form S-3 (No. 333-31973)(the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated July 31, 1997, which is a part of the Registration Statement, as such Prospectus may have been supplemented to date (the "Prospectus"). A copy of the Prospectus accompanies this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

     The Shares were acquired by Dr. Surowitz under the terms of the Company's acquisition in June 1996 of the assets of Family Practice Associates of Palm Beach and Martin Counties, P.A. (the "Practice"), of which Dr. Surowitz was the sole stockholder. The Company currently employs Dr. Surowitz pursuant to an employment agreement. Dr. Surowitz holds the Shares jointly with his wife, Diane. To the Company's knowledge, the Shares which may be offered represent all the shares of Common Stock owned by the Selling Stockholders. If all of such Shares are sold, none of the Selling Stockholders will hold any shares of Common Stock of the Company.

     The closing price of the Company's Common Stock as reported on The Nasdaq National Market on July 31, 1997 was $13.00 per share.


            The date of this Prospectus Supplement is August 1, 1997.